Exhibit 3.1

CERTIFICATE OF FORMATION

OF

REDWOOD MERGER SUB, LLC

This Certificate of Formation of Redwood Merger Sub, LLC (the “Company”), dated as of September 30, 2025, is being duly executed and filed by Mark R. Bridwell, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-10 I, et seq.).

FIRST. The name of the limited liability company formed hereby is Redwood Merger Sub, LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Mark R. Bridwell
Mark R. Bridwell
Authorized Person